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                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Earnings:
  Net loss..................................................   $(24,152)     $(15,080)
     Add:
       Equity in loss applicable to ordinary partnership
        interests of Globalstar, L.P........................     24,152        15,080
       Interest expense.....................................     21,202        17,370
                                                               --------      --------
Earnings available to cover fixed charges(1)................   $ 21,202      $ 17,370
                                                               ========      ========
Fixed charges -- interest expense...........................   $ 21,202      $ 17,370
                                                               ========      ========
Ratio of earnings to fixed charges..........................         1x            1x
                                                               ========      ========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997           1996
                                                              -----------    ----------
Net loss....................................................   $ (67,586)     $(54,646)
Dividends on redeemable preferred partnership interests.....     (21,202)      (17,323)
Capitalized interest........................................     (95,895)       (9,900)
                                                               ---------      --------
Deficiency of earnings to cover fixed charges...............   $(184,683)     $(81,869)
                                                               =========      ========